EXHIBIT 5
                                                                    ---------

                                October 29, 1999


Electronic Data Systems Corporation
5400 Legacy Drive
Plano, TX  75024

Gentlemen:

     As General Counsel of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), I am familiar with the Registration Statement on Form S-8 being filed by EDS pursuant to the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission, relating to 3,060,000 shares (the "Shares") of common stock, par value $.01 per share, of EDS pursuant to the EDS Executive Deferral Plan (the "Plan").

     In connection with the foregoing matters, I have examined originals, or copies certified or otherwise identified to me, of corporate records of EDS and other documents, records and instruments as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Shares authorized for issuance pursuant to the Plan as currently in effect have been duly authorized for issuance by EDS.

     2. The Shares, when issued pursuant to the Plan in accordance with Delaware law and upon payment of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5 to the above-mentioned Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                           Very truly yours,


                                           /s/ D. Gilbert Friedlander
                                           ------------------------------------
                                           D. Gilbert Friedlander
                                           Senior Vice President, Secretary and
                                           General Counsel